EXHIBIT 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number 20100682608-13
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/10/2010 1:03 PM
	Entity Number C8119-1987

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

NexMed, Inc. (C8119-1987)

2. The articles have been amended as follows: (provide article numbers, if available)

1. Article FIRST of the Amended and Restated Articles of Incorporation of NexMed, Inc. (the "Corporation"), as heretofore amended, is hereby deleted and replaced in its entirety with the following:

"FIRST: The name of the corporation is Apricus Biosciences, Inc. (the "Corporation")."

2. Paragraph A of Article FIFTH of the Amended and Restated Articles of Incorporation of the Corporation, as heretofore amended, is hereby amended to read in its entirety as follows:

(continued on Exhibit A attached hereto)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Greater than 53%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit A to Certificate of Amendment
to
Amended and Restated Articles of Incorporation
of
NexMed, Inc.

(Continuation of Item 2)

"FIFTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is eighty five million (85,000,000), consisting of seventy five million (75,000,000) shares of common stock, par value one-tenth of one cent ($0.001) per share (the "Common Stock") and ten million (10,000,000) shares of preferred stock, par value one-tenth of one cent ($0.001) per share (the "Preferred Stock")."